Exhibit 99.1

MONTHLY FINANCIAL REPORT FOR BUSINESS

FOR THE PERIOD BEGINNING: 11/01/03 AND ENDING: 11/30/03

Name of Debtor: Fortune Financial, Inc. Case Number 03-2026-3F1

Date of Petition 2/28/03

	CURRENT MONTH	CUMULATIVE PETITION TO DATE
1. CASH AT BEGINNING OF PERIOD	18,726.58	23,349.54
2. RECEIPTS:		
A. Cash Sales	0.00	0.00
Less: Cash Refunds	0.00	0.00
Net Cash Sales	0.00	0.00
B. Collection on Postpetition A/R	0.00	0.00
C. Collection on Prepetition A/R	0.00	0.00
D. Other Receipts (Attach List) (If you receive rental income, you must attach a rent roll.)	0.00	18.56
3. TOTAL RECEIPTS	0.00	18.56
4. TOTAL CASH AVAILABLE FOR OPERATIONS (Line 1 + Line 3)	18,726.58	23,368.10
5. DISBURSEMENTS		
A. U.S. Trustee Quarterly Fees	0.00	500.00
B. Net Payroll	0.00	0.00
C. Payroll Taxes Paid	0.00	0.00
D. Sales and Use Taxes	0.00	0.00
E. Other Taxes	0.00	0.00
F. Rent	0.00	0.00
G. Other Leases (Attachment 2)	0.00	0.00
H. Telephone	0.00	0.00
I. Utilities	0.00	0.00
J. Travel & Entertainment	0.00	0.00
K. Vehicle Expenses	0.00	0.00
L. Office Supplies	0.00	0.00
M. Advertising	0.00	0.00
N. Insurance (Attachment 7)	0.00	0.00
O. Purchases of Fixed Assets (Attach. 3)	0.00	0.00
P. Purchases of Inventory (Attachment 3)	0.00	0.00
Q. Manufacturing Supplies	0.00	0.00
R. Repairs & Maintenance	0.00	0.00
S. Payments to Secured Creditors	0.00	0.00
T. Other Operating Expens (See list attached) (Attach List)	311.34	4,452.86
6. TOTAL CASH DISBURSEMENTS	311.34	4,952.86
7. ENDING CASH BALANCE (Line 4 - Line 6)	18,415.24	18,415.24

I declare under penalty of perjury that this statement and the accompanying documents and reports are true and correct to the best of my knowledge and belief.

Dated this 9th day of December 2003

J. John Wortman

Fortune Financial, Inc. Debtor in Possession Account # 4775200 SunTrust Bank
Receipts and Disbursements during November 2003

Receipts None

Disbursements

SunTrust	$6.39	11/24/03	Account Analysis Fee
Allied Graphics	$304.95	11/19/03	Prep of 8 k filing

Total Disbursements $311.34